UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM SD
Specialized Disclosure Report
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Pacific Biosciences of California, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1305 O’Brien Drive
Menlo Park, California 94025
(Address of principal executive offices, including zip code)
Brett Atkins
General Counsel and Corporate Secretary
(650) 521-8000
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _________.

SECTION 1.    CONFLICT MINERALS DISCLOSURE

Item 1.01 Conflict Minerals Disclosure and Report

A copy of Pacific Biosciences of California, Inc.’s (the “Company’s”) Conflict Minerals Report for the reporting period January 1, 2024 to December 31, 2024 is provided as Exhibit 1.01 hereto and is publicly available at www.pacb.com. The foregoing reference to the Company’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflicts Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

Item 1.02 Exhibit

In accordance with Rule 13p-1, and this Form SD, the Company is hereby filing its Conflict Minerals Report for the calendar year ended December 31, 2024 as Exhibit 1.01 to this report.

SECTION 2.     RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

SECTION 3.     EXHIBITS

The following exhibits are filed as part of this report:

Item 3.01 Exhibits

Exhibit 1.01	-	2024 Conflict Minerals Report of Pacific Biosciences of California, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

Date: May 29, 2025	By:	/s/ Mark Van Oene
Mark Van Oene Chief Operating Officer